Exhibit 99.1

                   FOSSIL, INC. REPORTS SECOND QUARTER RESULTS

                    SECOND QUARTER DILUTED EPS TOTALS $0.13;
                    OPERATING EARNINGS IN LINE WITH GUIDANCE;
                    COMPANY REVISES SECOND HALF 2005 GUIDANCE

        RICHARDSON, Texas, Aug. 9 /PRNewswire-FirstCall/ -- Fossil, Inc. (Nasdaq: FOSL) today reported second quarter net sales and earnings for the thirteen-week ("Second Quarter") and six-month periods ended July 2, 2005.

        Second Quarter Results (2005 vs 2004):

        * Net sales increased 9.8% to $226.2 million compared to $206.1 million;
        * Gross profit grew 7.8% to $117.3 million, or 51.8% of sales, compared to $108.8 million, or 52.8% of sales;
        * Operating income was $16.3 million, or 7.2% of net sales compared to $24.0 million, or 11.7% of net sales; and
        * Net income totaled $9.7 million, or $0.13 per diluted share compared to $15.8 million, or $0.21 per diluted share.

        "While our fashion watch business remained challenging in some of our key markets, we experienced solid growth in our accessory businesses and a number of our new initiatives. Additionally, our retail stores continued to deliver double-digit growth," began Mike Kovar, Senior Vice President and Chief Financial Officer. "While falling short of our sales expectations for the quarter we remain confident that significant newness added to our fashion watch assortments in the last few months will result in an improved sales performance during the more seasonal second half of the year. Although not implemented until mid-quarter, our cost cutting initiatives resulted in a reduction of planned operating expenses that allowed us to meet our operating income target even though sales were below internal plans," concluded Mr. Kovar.

        For the Six Months Ended July 2, 2005 (2005 vs 2004):

        *  Net sales rose 13.1% to $458.7 million compared to $405.5 million;

        * Gross profit grew 13.2% to $238.4 million, or 52.0% of net sales compared to $210.7 million, or 51.9% of net sales;

        * Operating income was $40.8 million, or 8.9% of net sales compared to $48.9 million, or 12.1% of net sales; and

        * Net income totaled $33.5 million, or $0.45 per diluted share compared to $32.1 million, or $0.43 per diluted share.

        During the Second Quarter worldwide net sales rose 9.8% (8.3% excluding currency gains) with growth across all segments and most major brands and product lines. Total international wholesale sales rose 9.7% (6.5% excluding currency gains) with sales in Europe increasing 6.2% (2.5% excluding currency gains), primarily as a result of sales volume growth in FOSSIL and ZODIAC watches, FOSSIL jewelry and accessory products. Other international sales increased 17.5% (15.5% excluding currency gains) as a result of sales volume increases in licensed brands and FOSSIL watches and EMPORIO ARMANI jewelry. Second Quarter sales of the Company's domestic watch business declined by 1%, primarily as a result of sales volume declines in MICHELE and FOSSIL watches offset by sales volume increases in mass market and ZODIAC watches. The decline in MICHELE was primarily due to the anniversary of an initial channel fill with a significant customer in the prior year quarter. Domestic sales of FOSSIL watches decreased approximately 2.0% during the Second Quarter, representing an improving trend versus the first quarter. Domestic sales of the Company's accessory and sunglass businesses rose 19.0% compared to the prior year quarter with particular strength in FOSSIL women's and men's accessories and RELIC eyewear. Company-owned retail store sales increased 19.8% as a result of a 16% increase in the average number of stores opened during the Second Quarter and comparable store sales gains of 1.8%. For the first six months of fiscal year 2005, consolidated net sales increased 13.1% (11.6% excluding currency gains) and were principally due to increased sales in the Company's other international, domestic accessory and retail segments as well as revenues associated with the recently acquired MICHELE business and new mass market initiative.

        Gross profit margin decreased by 100 basis points to 51.8% in the Second Quarter compared to 52.8% in the prior year period. The decline in gross profit margin is mainly attributable to the Company's efforts to rebalance assortments that resulted in an increase in discontinued product sales at gross profit margins significantly below the Company's historical average gross profit margin. Additionally, gross profit margin further declined as a result of a higher sales mix domestically from the Company's accessory and mass market watch businesses. Sales from the Company's domestic accessory and mass market watch businesses generally produce lower gross profit margins than the Company's historical consolidated gross profit margin. These declines in gross profit margin were partially offset by currency translation gains as a result of the Second Quarter average U.S. dollar rate remaining slightly weaker than the prior year quarter. The Company's international segment net sales (primarily the Euro and Pound based) translated into higher U.S. dollar amounts, benefiting comparable gross profit margin by approximately 60 basis points during the quarter. For the first six months of 2005, gross profit margin increased by 10 basis points to 52.0% compared to 51.9% in the first six months of the prior year. This increase was primarily related to foreign currency gains and a higher mix of sales from the Company's international businesses that generally provide gross profit margin in excess of the Company's historical consolidated gross profit margin partially offset by a higher mix of sales from the Company's lower margin domestic accessory and mass market businesses and discontinued product sales.

        Operating expenses, as a percentage of net sales, increased to 44.6% in the Second Quarter compared to 41.1% in the comparable prior year period. Included in Second Quarter operating expenses is approximately $1.4 million in additional costs related to the translation impact of stronger foreign currencies into U.S. dollars and $2.2 million in additional advertising expense compared to the prior year quarter. Excluding the impact of currency and advertising, operating expense increases were mainly driven by increases in
(i) payroll cost (ii) rent expense and (iii) depreciation and amortization expense. Payroll costs increases were primarily due to the Company's infrastructure additions, new businesses and new store openings. Increases in rent expense were primarily related to new store openings. Depreciation and amortization expense increases were related to the Company's SAP software implementation, as well as other capital additions made during the last twelve months. Advertising costs, as a percentage of net sales, increased slightly to 8.2% of net sales in the Second Quarter compared to 8.0% of net sales in the prior year quarter. For the first six months of the year operating expenses, as a percentage of net sales, increased to 43.1% compared to 39.8% in the comparable prior year period with increases by expense category similar to those experienced during the Second Quarter.

        As a result of the decline in gross profit margins and increases in operating expenses, the Company's Second Quarter operating profit margin decreased to 7.2% of net sales compared to 11.7% of net sales in the prior year quarter. Second Quarter operating income included approximately $1.5 million of net currency gains related to the translation of foreign sales and expenses into U.S. dollars. For the first six months of the year operating profit margin declined to 8.9% of net sales from 12.1% of net sales in the prior year period.

        Second Quarter other income (expense) increased unfavorably by approximately $3.4 million when compared to the prior year quarter. This unfavorable increase is related to approximately $1.7 million of currency losses as the U.S. dollar strengthened compared to the Company's other major balance sheet related currencies since the end of the Company's 2005 first quarter. During the same period of 2004, the Company recorded exchange gains of approximately $1.0 million. Additionally, minority interest expense and equity in the losses of a joint venture increased approximately $600,000 over the prior year quarter. For the first six months of the year, other expense increased by approximately $7.0 million, with this increase primarily attributable to the impact of currency losses in the current year versus currency gains in the prior year.

        The Company's effective income tax rate for the Second Quarter decreased to 30.5% compared to 37.0% in the prior year quarter. The reduced effective tax rate is primarily related to further reduction of tax expense for subsidiary earnings not considered indefinitely invested. This reduction resulted from published guidance from the Internal Revenue Service that resolved previous ambiguities concerning the calculation of tax under the dividend repatriation provisions of the American Jobs Creation Act of 2004 ("the Act"). The Company's effective income tax rate for the first six months of the year decreased to 6.3% compared to 37.0% in the prior year period. During the first quarter of 2005, pursuant to the Act, the Company commenced its repatriation plan of subsidiary earnings and expects, at a minimum, to repatriate approximately $150 million throughout fiscal 2005. As a result of this plan, during the first six months of the year the Company recorded a tax benefit as a result of a reduction in previously recorded deferred tax liabilities. In comparison to the Company's prior year effective tax rate, this tax benefit resulted in an additional $0.14 diluted earnings per share during the first six months of the year.

        The Company's balance sheet remains strong. At quarter-end, cash balances were $132.8 million with no long term debt. Inventory at quarter-end was $218.4 million, 34.6% above the prior year quarter inventory of $162.2 million. This increase primarily relates to increased retail store inventories, including new stores and higher per store inventory levels, increased inventory levels associated with the Company's luxury brands and increased inventory levels across the Company's European businesses. At quarter end, accounts receivable increased approximately 12.0% to $117.9 million compared to $105.3 million at the end of the prior year quarter. Days sales outstanding increased to 47 days for the Second Quarter compared to 46 days in the prior year period. Working capital rose to $354.3 million, an increase of $43.8 million over working capital of $310.5 million at July 3, 2004.

        The Company estimates third quarter fully diluted earnings per share of approximately $0.28 compared to $0.31 fully diluted earnings per share in the prior year quarter and fourth quarter fully diluted earnings per share of approximately $0.57 compared to $0.47 fully diluted earnings per share in the prior year quarter. This revised guidance of $0.85 for the second half of the year represents a decrease of $0.17 diluted earnings per share from its previous guidance of $1.02 as reported in the Company's first quarter conference call in May of this year. Of this decrease approximately $0.06 per share is related to reducing the U.S. dollar exchange rate from 1.28 to the euro and 1.89 to the pound, included in the Company's previous guidance, to 1.23 to the euro and 1.77 to the pound in the second half of the year, which reflect the current approximate spot rates. The remaining reduction in earnings from previous guidance is related to reducing the Company's sales growth forecast from the 14% to 16% range to 10% to 12% for the second half of 2005 and reducing gross profit margins primarily due to a higher anticipated sales mix from lower margin mass market watch and domestic accessory sales.

        Certain statements contained herein that are not historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: general economic conditions, competition, acts of terrorism or acts of war, government regulation, changes in foreign currency valuations in relation to the United States Dollar and possible future litigation, as well as the risks and uncertainties set forth in the Company's Current Report on Form 8-K dated September 14, 2004 and the Company's Form 10-K and Form 10-Q reports filed with the Securities and Exchange Commission.

        Fossil, Inc. is a design, development, marketing and distribution company that specializes in consumer products predicated on fashion and value. The Company's principal offerings include an extensive line of fashion watches sold under the Company's proprietary and licensed brands. The Company also offers complementary lines of small leather goods, belts, handbags, sunglasses, jewelry and apparel. The Company's products are sold in department stores and specialty retail stores in over 90 countries around the world, in addition to the Company's e-commerce website at http://www.fossil.com . Certain product, press release and SEC filing information concerning the Company is available at the website.

        Consolidated Income Statement Data (in 000's):

                                  For the 13       For the 13      For the 26       For the 26
                                  Weeks Ended      Weeks Ended     Weeks Ended      Weeks Ended
                                 -------------    -------------   -------------    -------------
                                    July 2,          July 3,         July 2,          July 3,
                                     2005             2004            2005             2004
                                 -------------    -------------   -------------    -------------
Net sales                        $     226,235    $     206,122   $     458,746    $     405,517

Cost of sales                          108,983           97,315         220,331          194,858

Gross profit                           117,252          108,807         238,415          210,659

Selling expenses                        73,626           61,023         143,129          117,874

Administrative exp.                     27,333           23,749          54,478           43,842

Operating income                        16,293           24,035          40,808           48,943

Interest expense                            21                5              82               10

Other inc. (exp.) - net                 (2,391)           1,018          (4,933)           2,059

Tax provision                            4,228            9,268           2,246           18,867

Net income                       $       9,653    $      15,780   $      33,547    $      32,125

Basic earnings per share         $        0.14    $        0.22   $        0.47    $        0.46

Diluted earnings per share       $        0.13    $        0.21   $        0.45    $        0.43

Weighted average shares
 Outstanding:

  Basic                                 71,104           70,641          71,124           70,344

  Diluted                               73,904           74,518          74,202           74,154

        Consolidated Balance Sheet Data (in 000's):

                                   July 2,        July 3,
                                    2005           2004
                                ------------   ------------
Working capital                 $    354,281   $    310,516

Cash, cash equivalents and
 short-term investments              132,786        142,029

Accounts receivable                  117,943        105,325

Inventories                          218,365        162,186

Total assets                         736,463        637,902

Notes payable - current                3,721          2,863

Deferred taxes and other
 long-term liabilities                21,575         42,902

Stockholders' equity                 541,410        455,816

SOURCE  Fossil, Inc.
    -0-                             08/09/2005
    /CONTACT: Mike Kovar, Chief Financial Officer of Fossil, Inc., +1-972-699-2229; or investor relations, Allison Malkin of Integrated Corporate Relations, +1-203-682-8200, for Fossil, Inc./
    /Web site:  http://www.fossil.com /